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                                                                     Exhibit 2.4



                            STOCK PURCHASE AGREEMENT

                             Dated January 2, 1997

                                    Between

                                 RENT-WAY, INC.
                         (a Pennsylvania Corporation),

                             BILL COLEMAN TV, INC.
                           (a Michigan Corporation),

                                      and

                                 DAVID COLEMAN


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                            STOCK PURCHASE AGREEMENT

                  THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of January 2, 1997, by and among RENT-WAY, INC., a Pennsylvania corporation with its principal place of business at 3230 West Lake Road, Erie, Pennsylvania 16505 (the "Buyer"); DAVID COLEMAN, an individual residing at 3706 Northview, Kalamazoo, Michigan 49004 (the "Seller"); and BILL COLEMAN TV, INC., a Michigan corporation with its principal place of business at 5519 E. Cork Street, Kalamazoo, Michigan, 49001 (the "Corporation").

                                   RECITALS:

                  WHEREAS, Seller owns all of the issued and outstanding shares of stock of the Corporation; and

                  WHEREAS, Buyer desires to purchase from the Seller, and Seller desires to sell to Buyer, all of the shares of the Corporation upon the terms and conditions contained in this Agreement.

                  NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Buyer, Seller and the Corporation agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

                  1.1 Defined Terms. As used in this Agreement, the terms below shall have the following meanings:

                  (a) "Accounts" shall mean the customer accounts established and existing under the Rental Contracts.

                  (b) "Active Rental Merchandise" shall mean rental merchandise of the Business which is subject to a Rental Contract as of the Closing Date.

                  (c) "Agreement" shall mean this Stock Purchase Agreement, together with the Schedules and Exhibits attached to this Agreement and the certificates and instruments to be executed and delivered in connection with this Agreement.

                  (d) "Business" shall mean the rental and rental-purchase business in Michigan conducted by the Corporation at the Store Locations.

                  (e) "Business Records" shall mean all originals and copies of all operating data and records of the Business on whatever media including, without limitation, financial, accounting and bookkeeping books and records, purchase and sale orders and invoices, sales and sales


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promotional data, advertising materials, marketing analyses, past and present price lists, past and present customer service and credit files, personnel records and other records pertaining to the Business.

                  (f) "Closing Date" shall mean January 2, 1997, except that if all of the conditions to Closing set forth in Articles 7 and 8 of this Agreement shall not have been satisfied or waived on or prior to such date, "Closing Date" shall mean the third business day after the satisfaction or waiver of all such conditions to Closing, or on such other date as the parties may agree.

                  (g) "Code" shall mean the Internal Revenue Code of 1986, as amended to date.

                  (h) "Defaulted Rental Purchase Contract" shall mean a Rental Purchase Contract for which either of the following is true as of the Closing
Date: (i) a payment due on or before November 29, 1996 has not been made by the customer which is the party thereto or (ii) the rental merchandise covered thereby was lost, damaged or destroyed by theft or casualty.

                  (i) "Encumbrance" shall mean any restriction, charge, lien, pledge, option, easement, security interest, right-of-way, encumbrance or other similar right of any Person.

                  (j) "Environmental Claims" shall mean any notice of violation, notice of potential or actual responsibility or liability, claim, suit, action, demand, directive or order by any Person for any damage (including, but not limited to, personal injury, tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, environmental removal, response or remediation costs, nuisance, pollution, contamination or other adverse effects on the environment or for fines, penalties or restrictions on existing environmental permits or licenses) resulting from or relating to (i) the presence of, the Release or threatened Release into the environment of, or exposure to, any Hazardous Substance, (ii) the generation, manufacture, processing, distribution, use, handling, transportation, storage, treatment or disposal of any Hazardous Substance, (iii) the violation, or alleged violation, of any Environmental Laws or (iv) the non-compliance or alleged non-compliance with any Environmental Laws.

                  (k) "Environmental Laws" shall mean any applicable statutes, ordinances, directives or other laws, any rules or regulations, orders, and any licenses, permits, orders, judgments, notices or other requirements issued pursuant thereto, enacted, promulgated or issued by any Governmental Authority, relating to pollution or protection of public health or the environment (including, but not limited to, any air, surface water, groundwater, land surface or sub-surface strata, whether outside, inside or under any structure), or to the identification, reporting, generation, manufacture, processing, distribution, use, handling, treatment, storage, disposal, labelling, deposit, transporting, presence, Release or threatened Release of, any Hazardous Substances, pollutants, contaminants, wastes or any other substances or materials.


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                                     - 3 -

Without limiting the generality of the foregoing, Environmental Laws shall include in the United States, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, and the Occupational Safety and Health Act, as amended, and all analogous laws enacted, promulgated or lawfully issued by any Governmental Authority.

                  (l) "Future Rental Revenue Stream" shall mean, as of any date and as to any Rental Purchase Contract, an amount equal to the total dollar amount of remaining rental payments necessary for a customer to acquire ownership of the rental merchandise under such Rental Purchase Contract. "Future Rental Revenue Stream" shall be calculated by multiplying the monthly rental rate of a Rental Purchase Contract by the remaining number of monthly payments necessary for a customer to acquire ownership of the rental merchandise under such Rental Purchase Contract.

                  (m) "GAAP" shall mean generally accepted accounting principles in the United States.

                  (n) "Governmental Authority" shall mean any federal, state, local or foreign government, or any political subdivision of any of the foregoing, or any court, agency or other entity, body, organization or group, exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government.

                  (o) "Governmental Requirement" shall mean any rule, regulation, code, plan, injunction, judgment, order, decree, ruling or charge of any Governmental Authority.

                  (p) "Hazardous Substances" shall mean any pollutants, contaminants, substances, chemicals, carcinogens, wastes and any ignitable, corrosive, reactive, toxic or other hazardous substances of materials, whether solids, liquids or gases (including, but not limited to, petroleum and its derivatives, PCBs, asbestos, radioactive materials, waste waters, sludge, slag and any other substance, material or waste), as defined in or regulated by any Environmental Laws or as determined by any Governmental Authority.

                  (q) "Inactive Rental Merchandise" shall mean the rental merchandise of the Business which is not subject to a Rental Contract as of the Closing Date.

                  (r) "Intangible Property" shall mean all patents, trademarks, service marks, tradenames, copyrights, inventions, know how, trade secrets, products or other developments in progress and other intangible property owned or used pursuant to a license agreement or otherwise, by the Corporation in the conduct of the Business.


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                                     - 4 -

                  (s) "Liabilities" shall mean all liabilities and obligations of every nature of the Corporation, whether absolute, accrued, contingent, known, unknown, matured, unmatured or otherwise, and whether or not disclosed or required to be disclosed or provided for in the Corporation's financial statements in accordance with GAAP or pursuant to this Agreement, including but not limited to (A) all indebtedness for borrowed money, (B) all trade accounts payable, (C) all liabilities and obligations pursuant to any agreement to which the Corporation is a party and (D) any liability for Taxes, or loss of a tax benefit.

                  (t) "Net Book Value of Rental Merchandise" shall mean the net book value of rental merchandise of the Corporation on December 28, 1996 as determined in accordance with GAAP applied on a consistent basis.

                  (u) "Permits" shall mean all licenses, permits and other authorizations used in the Business.

                  (v) "Person" shall mean any Governmental Authority, individual, corporation, partnership, trust or other entity.

                  (w) "Proceeding" shall mean any action, order, writ, injunction, judgment, decree, claim, suit, litigation, dispute, grievance, arbitral action, investigation or other proceeding.

                  (x) "Purchase Price" shall mean $6,700,000 plus an amount, not to exceed $35,000, for the purchase of new Rental Merchandise which shall be determined in accordance with Exhibit A, payable in cash, (i) less the amount of the Corporation's Liabilities as of December 31, 1996, (ii) less the difference, if positive, between (A) $7,602,804 and (B) the Future Rental Revenue Stream under all Rental Purchase Contracts (other than Defaulted Rental Purchase Contracts) as of December 28, 1996 and (iii) less the difference, if positive, between (A) $2,177,818 and (B) the Net Book Value of Rental Merchandise as of December 31, 1996, subject to adjustment after the Closing in accordance with Section 2.2(b).

                  (y) "Real Property" shall mean all real property currently owned or leased by the Corporation or in which Corporation has any interest or previously owned in the past 10 years.

                  (z) "Release" shall mean any spillage, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

                  (aa) "Rental Contracts" shall mean all rental and rental-purchase contracts relating to the Business, which are duly signed by a customer, made in the ordinary course of business and otherwise legally enforceable, providing for the rental to customers of furniture, appliances, electronic equipment and other personal property. Rental Contracts shall not include rental and rental-purchase contracts that customers entered into as a part of a promotion or other marketing strategy that did not require the customer to pay at least one week's rent prior to delivery of the


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rental property; provided, however, that this exclusion shall not apply to any rental or rental-purchase contracts for which a free rental period has expired and the customer has paid at least one week's rent prior to Closing.

                  (ab) "Rental Purchase Contracts" shall mean those Rental Contracts which permit customers to acquire ownership of the rental merchandise.

                  (ac) "Rental Merchandise" shall mean (i) the Active Rental Merchandise and (ii) the Inactive Rental Merchandise.

                  (ad) "Representative" shall mean any officer, director, principal, attorney, accountant, agent, employee or other representative of any Person.

                  (ae) "Shares" shall mean all of the issued and outstanding shares of stock of the Corporation.

                  (af) "Store Locations" shall mean the rental store locations set forth on Schedule 1.1(af).

                  (ag) "Tangible Personal Property" shall mean all tangible personal property (other than rental merchandise) used to conduct the Business, including, without limitation, vehicles, computers, modems, printers, fax machines, file cabinets, desks, calculators, telephone systems, counters, safes and security systems, together with any transferable manufacturer or vendor warranties related thereto. Tangible Personal Property shall not include any item conveyed from the Corporation pursuant to the Preclosing Transactions.

                  (ah) "Tax" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, start-up, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, intangible property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

                  (ai) "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment thereof.

                  1.2 Other Defined Terms. The following terms shall have meanings defined for such terms in the Sections set forth below:


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                                     - 6 -

                  Term                                                          Section
                  ----                                                          -------
                  Bank Payoff                                                   2.3(b)
                  BDO                                                           2.2(b)
                  BDO Audit                                                     2.2(b)
                  Business Reports                                              4.5
                  Buyer's Audit                                                 2.2(b)
                  Closing                                                       3.1
                  Closing Certificate                                           2.2(b)
                  Escrow Agent                                                  2.3(b)
                  Escrow Funds                                                  2.3(b)
                  Financial Statements                                          4.9
                  Indemnified Party                                             9.2(c)
                  Indemnifying Party                                            9.2(c)
                  Interim Financial Statements                                  4.9
                  Losses                                                        9.2
                  Non-Compete Agreement                                         6.5
                  Preclosing Transactions                                       6.8
                  Real Property Leases                                          4.10
                  Stock Option Agreement                                        6.6
                  Third-Party Accountants                                       2.2(b)
                  Unconfirmed Rental Purchase Contracts                         2.2(b)

                  1.3 Usage of Terms. Except where the context otherwise requires, words importing the singular number shall include the plural number and vice versa.

                  1.4 References to Articles, Sections, Exhibits and Schedules. All references in this Agreement to Articles, Sections (and other subdivisions), Exhibits and Schedules refer to the corresponding Articles, Sections (and other subdivisions), Exhibits and Schedules of or attached to this Agreement, unless the context expressly, or by necessary implication otherwise requires.

                                   ARTICLE 2
                          PURCHASE AND SALE OF SHARES

                  2.1 Transfer of Shares. Subject to the terms and conditions contained in this Agreement, on the Closing Date Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall acquire from Seller, the Shares, free and clear of all Encumbrances.

                  2.2 Purchase Price; Post-Closing Adjustment.


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                                     - 7 -

                  (a) At the Closing (as hereinafter defined) Buyer shall pay to Seller for the sale, transfer, assignment, conveyance and delivery of the Shares an amount equal to the Purchase Price as provided in Sections 2.2 and 2.3.

                  (b) On the Closing Date, Seller shall deliver to Buyer a certificate, certified by an executive officer of the Corporation (the "Closing Certificate"), setting forth (i) a pro forma estimate of the Liabilities as of December 31, 1996; (ii) a schedule of the Defaulted Rental Purchase Contracts existing as of December 28, 1996 and a computation of the Future Rental Revenue Stream as of December 28, 1996 under all Rental Purchase Contracts other than Defaulted Rental Purchase Contracts; and (iii) a computation of the Net Book Value of Rental Merchandise as of December 31, 1996. The Closing shall proceed, and any adjustments to the Purchase Price shall be made based on the Closing Certificate.

                  There shall be conducted by the Corporation's certified public accountants, BDO Seidman LLP ("BDO") within sixty (60) days following the Closing Date an audit, as part of BDO's audit of the Corporation's financial statements for the period ending December 31, 1996, of (i) the Liabilities of the Corporation as of December 31, 1996 and (ii) the Net Book Value of Rental Merchandise of the Corporation as of December 31, 1996 (the "BDO Audit"). Simultaneously with such audit, there shall be conducted by Buyer an audit of the Corporation's financial statements and Business Records to determine the existence of any Rental Purchase Contract (other than a Defaulted Rental Purchase Contract disclosed to Buyer in the Closing Certificate on the Closing Date) which meets any of the criteria set forth on
Schedule 2.2(b) (each, an "Unconfirmed Rental Purchase Contract") (the "Buyer's Audit"). BDO shall report to Buyer and Seller any increase in the amount of the Liabilities over the amount stated in the Closing Certificate and/or any change in the Net Book Value of Rental Merchandise upon discovery, and Buyer shall report to Seller all Unconfirmed Rental Purchase Contracts. As promptly as reasonably possible, but in any event not later than sixty (60) days after the Closing Date, BDO shall deliver the BDO Audit report to Buyer and Seller and Buyer shall deliver the Buyer's Audit report to Seller. Buyer's accountants shall have access to all of BDO's work papers relating to the BDO Audit, and Seller shall have access to all of Buyer's work papers relating to the Buyer's Audit. Each of Buyer and Seller shall have fifteen (15) days after receipt of the BDO Audit to object to the amount of any increase in the Liabilities and for Seller to account for any changes in the Net Book Value of Rental Merchandise; and Seller shall have fifteen (15) days after the receipt of the Buyer's Audit to clear any Unconfirmed Rental Purchase Contract. If Seller is unable, within such 15-day periods, to clear any Unconfirmed Rental Contracts and/or account for any changes in the Net Book Value of Rental Merchandise, the Purchase Price shall be further reduced by (i) the Future Rental Revenue Stream of all Unconfirmed Rental Purchase Contracts and (ii) the difference, if positive, between the Net Book Value of Rental Merchandise set forth in the Closing Certificate and the Net Book Value of Rental Merchandise as determined in the audit provided, however, that such dollar for dollar reductions in the Purchase Price shall only occur if the Future Rental Revenue Stream and the Net Book Value of Rental Merchandise set forth in the Closing Certificate are below $7,602,804 and $2,177,818, respectively. Otherwise, such dollar for dollar


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                                     - 8 -

reduction in the Purchase Price shall not occur unless and until the Future Rental Revenue Stream and the Net Book Value of Rental Merchandise, as calculated after such audits, are below $7,602,804 and $2,177,804, respectively. In addition, if the amount of Liabilities is in excess of the Liabilities set forth on the Closing Certificate, the Purchase Price shall be reduced by such amount.

                  If the Buyer and the Seller are unable to reach agreement as to any final Purchase Price adjustment within 15 days after the end of the second 15-day review period set forth above, then KMPG Peat Marwick (the "Third-Party Accountants") shall promptly be retained to undertake the determination of any adjustments to the Purchase Price necessary under this
Section 2.2(b), which determination shall be made as quickly as possible. Such determination of the Third-Party Accountants shall be final and binding upon the Buyer and the Seller, and all expenses of the Third-Party Accountants shall be borne by the party found by the Third-Party Accountants to be in the greatest error with respect to its position on the amount of such adjustment.

                  The amount of any such further reduction to the Purchase Price shall be payable by Seller within five (5) days after the expiration of the second 15-day review period set forth above unless Seller contests such adjustment in which case all payments shall be made within 5 days after the Third-Party Accountants' determination.

                  2.3 Payment of Purchase Price. On the Closing Date, Buyer shall pay the Purchase Price to Seller as follows:

                  (a) Buyer shall pay to Seller the Purchase Price (as adjusted, if applicable) minus the Escrow Funds (as hereinafter defined), as set forth in Exhibit A hereto.

                  (b) Buyer shall deliver to Manufacturers and Traders Trust Company, Buffalo, New York (the "Escrow Agent") $350,000 (the "Escrow Funds") by wire transfer as instructed by the Escrow Agent in a letter delivered to Buyer not less than two days prior to the Closing, such funds to be held (i) to pay for any adjustments in the Purchase Price pursuant to Section 2.2 and (ii) to provide partial security for Seller's indemnity obligations in Article 9 hereof. The Escrow Funds shall be held as follows: $200,000 shall be held until the audit of the Corporation's financial statements and the Corporation's Business Records pursuant to Section 2.2, and $150,000 (the "Indemnity Escrow Amount") shall be held for a period of two (2) years after the Closing Date. Seller and Buyer agree to jointly direct the release of the Escrow Funds, other than the Indemnity Escrow Amount, as soon as practical after the Purchase Price adjustment and audit are completed. The Indemnity Escrow Amount, as well as the other Escrow Funds, shall be held and disbursed in accordance with, and pursuant to, the terms and conditions of an Escrow Agreement among Seller, Buyer and Escrow Agent in substantially the form of Exhibit B.


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                                     - 9 -

                  (c) At the Closing, Buyer shall pay $2,499,636.77 to FINOVA Capital Corporation (the "Bank Payoff") and certain of the Corporation's Liabilities.

                  2.4 Sales Taxes. Seller shall be responsible for any income, transfer, sales or use tax imposed by reason of the transfer of the Shares provided hereunder.

                                   ARTICLE 3
                                    CLOSING

                  3.1 Closing. The closing of the transaction contemplated in this Agreement (the "Closing") shall be held at 9:00 a.m. local time on the Closing Date at the offices of the Corporation in Kalamazoo, Michigan, or at such other place as shall be agreed to by Seller and Buyer. The Closing shall be effective as of the commencement of business on the Closing Date.

                  3.2 Stock Certificates and Instruments of Assignment. To effect the transfer referred to in Section 2.1 on the Closing Date, the Seller shall deliver to Buyer, each certificate representing any of the Shares held by the Seller and all stock powers or other instruments of assignment reasonably requested by Buyer. Such instruments of assignment shall be in form and substance, and shall be executed and delivered in a manner, satisfactory to Buyer.

                  3.3 Purchase Price; Certificates. On the Closing Date, Buyer shall deliver and tender the Purchase Price. Buyer and Seller shall deliver the certificates, agreements and other items described in Articles 7 and 8 of this Agreement.

                                   ARTICLE 4
          REPRESENTATIONS AND WARRANTIES OF SELLER AND THE CORPORATION

                  Seller and the Corporation, jointly and severally, represent and warrant to Buyer that the following are true, correct and complete on the date of this Agreement, and shall be true, correct and complete as of the Closing Date:

                  4.1 Organization and Good Standing. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Schedule 4.1 sets forth each jurisdiction other than the jurisdiction of organization where the Corporation is qualified to do business and each tradename or assumed name used by the Corporation in the conduct of the Business. The Corporation is duly qualified to do business in, and in good standing under the laws of, each jurisdiction in which such qualification is necessary under the applicable laws as result of the conduct of its respective business or the ownership of its respective properties. The Corporation has full power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. The Corporation has no subsidiaries. The Corporation conducts the Business directly and not through any association, joint venture, partnership or other business entity.

                  4.2 Authority; Authorization; Binding Effect. Seller and the Corporation have all necessary power and authority and have taken all action necessary to execute and deliver this Agreement and the instruments to be executed and delivered pursuant hereto, to consummate the transactions contemplated by this Agreement and to perform their obligations under this Agreement. Copies of all resolutions of the Board of Directors of the Corporation with respect to the transactions contemplated by this Agreement, certified by the Secretary or an Assistant Secretary of the Corporation in form satisfactory to counsel for Buyer, have been or will be delivered to Buyer. This Agreement has been duly executed and delivered by Seller and the Corporation and constitutes a legal, valid and binding obligation of Seller and the Corporation enforceable against Seller and the Corporation in accordance with its terms, except as enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors rights generally and (ii) the discretion of the appropriate court with respect to specific performance, injunctive relief or other forms of equitable remedies.

                  4.3 No Conflicts, Violations or Proceedings. The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof do not and will not result in (i) a violation of or conflict with any provision of the Certificate of Incorporation, Bylaws or other organization certificates or documents of the Corporation, (ii) to the best of the Seller and the Corporation's knowledge, a breach of, or a default under, any material term or provision of any contract, agreement, indebtedness, encumbrance, commitment, license, franchise, permit, authorization or concession relating to the Business to which Seller or the Corporation is a party, (iii) to the best of the Seller and the Corporation's knowledge, a violation by Seller or the Corporation in any material respect of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award or (iv) an imposition of any Encumbrance on any of the Shares. There is no pending or, to the knowledge of Seller or the Corporation, threatened or anticipated Proceeding against, relating to or affecting the transactions contemplated by this Agreement.

                  4.4 No Consents or Approvals. Except as otherwise set forth on Schedule 4.4, no consent, approval or authorization of, or declaration, filing or registration with, to the knowledge of Seller or the Corporation, any Governmental Authority or any other Person is required to be made or obtained by Seller or the Corporation in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

                  4.5 Customer/Account Information. The Corporation has delivered to Buyer the reports set forth on Schedule 4.5 (the "Business Reports"). The Business Reports are true and correct in all respects and fairly present the operations of the Business.


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                                     - 11 -

                  4.6 Title to Shares. On the Closing Date, Seller shall own all of the Shares issued in his name free of any Encumbrance and subject to no restrictions with respect to transferability, other than restrictions generally applicable under federal or state securities laws.

                  4.7 Capitalization. Schedule 4.7 sets forth the authorized, issued and outstanding shares of capital stock of the Corporation, the legal and beneficial ownership thereof and any Encumbrances thereon. All of the Shares are duly authorized, validly issued, fully paid and nonassessable, and were issued in compliance with all applicable laws. All voting rights with respect to the Corporation are vested in the Shares. Except as set forth in
Schedule 4.7, (a) there are no outstanding shares of capital stock of the Corporation, or outstanding securities convertible into or exchangeable or exercisable for shares of capital stock of the Corporation, (b) there are no bonds, debentures, notes, or other indebtedness having the right to vote on any matters on which the Corporation's shareholders may vote, (c) there are no outstanding options, warrants, rights, contracts, commitments, understandings or arrangements by which the Corporation is bound to issue, repurchase or otherwise acquire or retire any capital stock of the Corporation, (d) there are no voting agreements, voting trusts, buy-sell agreements, options or rights or obligations relating to the shareholders or the capital stock of the Corporation, and (e) except for certain provisions of this Agreement, there are no agreements between the Seller and the Corporation which will survive the Closing. Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire the Shares, free of any Encumbrance.

                  4.8 Corporate Records. Except as set forth on Schedule 4.8, the minute books of the Corporation are complete and accurate and contain a complete and accurate record of all meetings and actions of shareholders and directors and of any executive committee or other committee of the shareholders or board of directors. The stock record book of the Corporation is complete and accurate and contains a complete and accurate record of all share transactions for the Corporation from the date of its incorporation. True and complete copies of the Business Records, the minute book and stock record book of the Corporation have been made available for review by Buyer.

                  4.9 Financial Statements. The Corporation and Seller have delivered or will deliver to Buyer (a) audited financial statements of the Corporation for each of the years in the three-year period ended December 31, 1995 (consisting of a balance sheet, statement of income, profit and loss and a statement of cash flows), audited by BDO (the "Financial Statements") and (b) unaudited interim financial statements of the Corporation (consisting of a balance sheet, statement of income, profit and loss and a statement of cash flows) for the 12 month period ended December 31, 1996 (the "Interim Financial Statements"). Except as set forth on Schedule 4.9, the Financial Statements and, to the knowledge of Seller and the Corporation, the Interim Financial Statements fairly present the financial condition and the results of operations of the Corporation as of their respective dates and for the periods then ended and the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis. The books and records of the Corporation fairly reflect the assets, liabilities and operations of the Corporation in accordance with GAAP and the Financial Statements are in conformity therewith. The Interim Financial Statements are prepared on a consistent basis with prior practice.

                  4.10 Real Property. Schedule 4.10 lists and describes briefly all Real Property. Except as set forth on Schedule 4.10, in the past ten years the Corporation has not owned any Real Property and currently owns no Real Property. The Corporation has delivered to Buyer correct and complete copies of the leases and subleases, as amended to date, for the Real Property (the "Real Property Leases"). Except as set forth on Schedule 4.10, with respect to each Real Property Lease: (i) to the knowledge of Seller or the Corporation, the lease or sublease is legal, valid, binding, enforceable and in full force and effect, (ii) to the knowledge of Seller or the Corporation, the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, (iii) to the knowledge of the Corporation and the Seller no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder, (iv) the Corporation has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold and (v) to the knowledge of Seller or the Corporation, all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules and regulations.

                  4.11 Tangible Personal Property. Schedule 4.11, lists all Tangible Personal Property owned or leased by the Corporation as of December 31, 1996. The Tangible Personal Property constitutes all the tangible personal property used in the operation of the Business and necessary to conduct the Business as presently conducted. Except as set forth on Schedule 4.11, the Tangible Personal Property owned by the Corporation is free and clear of all Encumbrances. Substantially all of the Tangible Personal Property is located at the Real Property. The Corporation makes no express warranties regarding the Tangible Personal Property set forth in Schedule 4.11 and expressly disclaims the implied warranties of merchantability and fitness for a particular purpose. The Tangible Personal Property is in all material respects in good working order, ordinary wear and tear excepted.

                  4.12 Intangible Property. Schedule 4.12, lists all Intangible Property. Except as set forth on Schedule 4.12, the Intangible Property is legally and beneficially owned exclusively by the Corporation and is used exclusively by the Corporation and, to the knowledge of Seller and the Corporation, is not the subject of any pending or threatened proceeding for opposition, cancellation, reexamination, revocation or rectification and, to the knowledge of Seller and the Corporation, there are no facts or matters which might give rise to any such proceeding. To the knowledge of Seller or the Corporation, the use by the Corporation of the Intangible Property is not infringing upon or otherwise violating the rights of any third party in or to such Intangible Property, and no proceedings have been instituted against, and no notices have been received by, the Corporation that are presently outstanding alleging that the use by the Corporation of the Intangible Property infringes upon or otherwise violates any rights of a third party in or to such Intangible Property. To the knowledge of the Seller or the Corporation, the consummation of the transactions contemplated by this Agreement will not result in the loss of or impairment of any of the Corporation's rights in the Intangible Property. Except as set forth on Schedule 4.12, no shareholder, director, officer or employee of the Corporation owns, directly or indirectly, in whole or in part, any right in the Intangible Property that the Corporation has used or the use of which is necessary for the Business as now conducted.

                  4.13 Compliance with Laws; Permits. Except as set forth in
Schedule 4.13, the Corporation and the conduct of the Business has duly complied with and is in compliance with all Governmental Requirements. The Corporation has not received any notice to the effect that, or otherwise been advised that, the Corporation is not in compliance with any Governmental Requirement. The Permits constitute all material permits, consents, licenses, franchises, authorizations and approvals of any Governmental Authority or other Person (a) which are used in the operation of the Business and (b) which are necessary to conduct the Business as presently conducted, other than those the failure of which to obtain would not have a material adverse effect on the Business, assets or financial condition of the Corporation, to the knowledge of Seller or the Corporation. All of the Permits are valid and in full force and effect, no violations thereof have been issued or are anticipated and no proceeding is pending, or to the knowledge of the Corporation or the Seller threatened, to revoke or limit any of them. Except as set forth on Schedule 4.13, after due and reasonable inquiry, to the knowledge of the Seller or the Corporation, the consummation of the transactions contemplated by this Agreement do not and will not violate or render any of the Permits invalid, require any amendment or reissuance of any of the Permits or require the consent of the Governmental Authority which has issued any of the Permits.

                  4.14 Litigation. Except as set forth in Schedule 4.14, there is no claim, legal action, suit, arbitration, Governmental Authority investigation or other legal or administrative proceeding, or any order, decree, or judgment pending, or to the knowledge of the Corporation and the Seller threatened, against or relating to the Corporation, its officers, directors or employees, or its properties, assets or business. Neither the Seller nor the Corporation knows of any basis or grounds for any such claim, legal action, suit, arbitration, Governmental Authority investigation or other legal or administrative proceeding.

                  4.15 Tax Matters. Except as set forth on Schedule 4.15, the Corporation has filed all Tax Returns relating to the Business that it was required to file as of Closing. To the knowledge of Seller and the Corporation, all such Tax Returns were correct and complete in all respects. Except as set forth on Schedule 4.15, all Taxes owed by the Corporation (whether or not shown on any Tax Return) have been paid if due as of Closing. There are no Encumbrances on any of the Shares that arose in connection with any failure (or alleged failure) to pay any Tax. The Corporation has withheld and paid if due as of Closing all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Except as set forth on
Schedule 4.15, there are no federal, state, local or foreign tax liens upon any of the properties or assets of the Corporation or the Shares, and there are no unpaid taxes which are or could become a lien on the properties or assets of the Corporation or the Shares, except for current taxes not yet due and payable. The Corporation has delivered, or will deliver upon execution of this Agreement, copies of all federal, state, local and foreign tax returns and reports filed by the Corporation in the past three years.

                   4.16 Rental Contracts; Rental Merchandise.

                  (a) With respect to each Rental Contract: (i) the Rental Contract is in full force and effect according to its terms, (ii) the Rental Contract will continue to be in full force and effect following the consummation of the transactions contemplated hereby, in the same manner and to the same extent as it was prior to consummation and (iii) the Rental Contract complies in all respects with Michigan law.

                  (b) The Future Rental Revenue Stream under all Rental Purchase Contracts (other than Defaulted Rental Purchase Contracts) as of the close of business on December 28, 1996 will be greater than or equal to $7,602,804; provided, however, that Buyer's sole remedy in the event that such representation is not true as of the Closing Date shall be to accept the adjustment of the Purchase Price as provided in Section 2.2(b) and to proceed with the Closing; except that if the Future Rental Revenue Stream under all Rental Purchase Contracts (other than Defaulted Rental Purchase Contracts) as of the close of business on December 28, 1996 is less than $7,500,000, then Buyer may, at its election, without liabilities to Seller or the Corporation, terminate this Agreement.

                  (c) The Net Book Value of Rental Merchandise as of the close of business on December 31, 1996 will be greater than or equal to $2,177,818; provided, however, that Buyer's sole remedy in the event that such representation is not true as of the Closing Date shall be to accept the adjustment of the Purchase Price as provided in Section 2.2(b) and to proceed with the Closing; except that if the Net Book Value of Rental Merchandise as of the close of business on December 31, 1996 is less than $2,000,000, then Buyer may, at its election, without liability to Seller or the Corporation, terminate this Agreement.

                  (d) The Rental Merchandise is in good, merchantable and usable condition, ordinary wear and tear excepted. Seller and the Corporation have delivered to the Buyer or will deliver to Buyer upon execution of this Agreement, an itemized list of all of the Rental Merchandise as of December 28, 1996 showing the date of purchase, the supplier, the cost, description of each item sufficient to identify it to Buyer, and the location of each item. For purposes of this Section, the term "good, merchantable and usable" shall mean merchandise which is in good and merchantable condition and of the quality regularly rented to customers of the Corporation in the usual course of the Business.

                  4.17 Employees. Schedule 4.17 identifies all employees of the Business. The Corporation is in material compliance with all applicable laws respecting employment practices, terms and conditions of employment, management-labor relations and wages and hours which are in effect as of the date of this Agreement. The Corporation is not a party to any labor agreement with any labor organization. There is no unfair labor practice, charge or complaint against the Corporation pending or to the knowledge of Seller and the Corporation, threatened before any Governmental Authority. There is no labor strike or labor disturbance pending or threatened against the Corporation nor is any material grievance currently being asserted. The Corporation has not experienced a work stoppage or work slowdown at any time during the three (3) years immediately preceding the date of this Agreement. There is, to the knowledge of Seller and the Corporation, no organizational campaign being conducted and no dispute as to the representation of any employees of the Corporation. There is no employment agreement with any employee, officer or director of the Corporation. The Corporation has good business relations with its employees at the store manager level and above and, to the knowledge of Seller and the Corporation, there is no reason to believe that the transaction contemplated by this Agreement will adversely affect such business relations.

                  4.18 Customers. No records of customers who have rented merchandise from the Corporation within the last two years have been destroyed. The customer lists of the Business accurately identify all of the customers of the Business. All transactions with customers have been and are currently conducted on an arm's length basis.

                  4.19 Environmental Matters. Except as disclosed in Schedule 4.19, to the best of the Seller's and the Corporation's knowledge, the Corporation, and its assets, properties and operations are now and, at all times prior to the Closing Date, have been in compliance with all Environmental Laws. To the knowledge of Seller and the Corporation, there has not been and is no Release or threatened Release of any Hazardous Substance at, on, under, in, to or from any of the Real Property (or, to the knowledge of the Corporation at, on, under, in, to or from any of the Real Property) whether as a result of or in connection with the operations and activities at the Real Property or otherwise, except as disclosed in Schedule 4.19. Neither the Corporation, nor the Seller have received any notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, the presence, Release or threatened Release of any Hazardous Substance at any location, whether at the Real Property or otherwise, which Hazardous Substances were allegedly manufactured, used, generated, processed, treated, stored, disposed or otherwise handled at or transported from the Real Property or otherwise, except as set forth in Schedule 4.19. Neither the Corporation, nor the Seller have received any notice of any other claim, demand or action by any Person alleging any actual or threatened injury or damage to any Person, property, natural resource or the environment arising from or relating to the presence, Release or threatened Release of any Hazardous Substances at, on, under, in, to or from the Real Property or in connection with any operations or activities thereat, except as set forth on Schedule 4.19. Neither the Real Property nor any operations or activities thereat is or has been subject to any judicial or administrative proceeding, order, consent, agreement or any lien relating to any Environmental

Laws or Environmental Claims. Except as set forth on Schedule 4.19, to the knowledge of Seller and the Corporation, (a) there are no underground storage tanks presently located at the Real Property and to the knowledge of the Seller and the Corporation, there have been no releases of any Hazardous Substances from any underground storage tanks or related piping at the Real Property, (b) there are no PCBs located at, on or in the Real Property and (c) there is no asbestos or friable asbestos-containing material located at, on or in the Real Property. To the knowledge of the Corporation and the Seller, the Corporation has delivered to Buyer or its Representatives copies of all information requested by Buyer which has been supplied by or on behalf of the Corporation to any Governmental Authority having the duties of regulation, registration, authorization or enforcement of or under any Environmental Laws.

                  4.20 Accounts Receivable. Except as set forth on Schedule 4.20, all of the accounts receivable of the Corporation excluding amounts due under any Accounts (the "Accounts Receivable") are bona fide receivables, arose during the ordinary course of the Business and will be collected at their full face amount, net of reserves. Except as set forth on Schedule 4.20, no Person has any liens on the Accounts Receivable, there is no right of off-set on any of the Accounts Receivable, and no agreement for reduction or discount has been made with respect to any of the Accounts Receivable.

                  4.21 Suppliers. Except as set forth in Schedule 4.21, within the last two years, no supplier has indicated to the Corporation that it intends to terminate its relationship with the Corporation. The Corporation has good business relationships with each of its current suppliers. There are no current problems with suppliers which are reasonably likely to adversely affect the Corporation.

                  4.22 Bank Accounts. Schedule 4.22 contains true, complete and correct lists of all bank accounts and safe deposit boxes maintained by the Corporation, and all persons entitled to draw thereon, to withdraw therefrom or, with access thereto.

                  4.23 Brokers. Neither Seller nor the Corporation have entered into and will not enter into any agreement, arrangement or understanding with any Person which will result in the obligation of Buyer to pay any finder's fee, brokerage commission or similar payment in connection with the transaction contemplated hereby.

                  4.24 Material Misstatements or Omissions. No representation or warranty by Seller or the Corporation in this Agreement, or in any document, exhibit, statement, certificate, document or schedule furnished to Buyer pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain at the Closing Date any untrue statement of a material fact, or intentionally omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

                                   ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer hereby represents and warrants to Seller and the Corporation that the following are true, correct and complete on the date hereof, and shall be true, correct and complete as of the Closing Date:

                  5.1 Organization and Good Standing. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Buyer is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary under the applicable law as a result of the conduct of its business or the ownership of its properties. Buyer has all necessary power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to perform its obligations under this Agreement.

                  5.2 Authority; Authorization; Binding Effect. Buyer has all necessary power and authority and has taken all action necessary to execute and deliver this Agreement and the instruments to be executed and delivered pursuant hereto, to consummate the transactions contemplated by this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors rights generally and (ii) the discretion of the appropriate court with respect to specific performance, injunctive relief or other forms of equitable remedies.

                  5.3 No Conflicts, Violations or Proceedings. The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the performance by Buyer of its obligations under this Agreement do not and will not result in (i) a violation of or a conflict with any provision of the Articles of Incorporation of Buyer or other organizational documents of Buyer, (ii) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, encumbrance, commitment, license, franchise, permit, authorization or concession to which Buyer is a party or (iii) a violation by Buyer of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award. There is no pending or, to the knowledge of Buyer, threatened or anticipated Proceeding against, relating to or affecting the transactions contemplated by this Agreement.

                  5.4 No Consents or Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or any other Person is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby.

                  5.5 No Brokers. Buyer has not entered into and will not enter into any agreement, arrangement or understanding with any Person which will result in the obligation of Seller to pay any finder's fee, brokerage commission or similar payment in connection with the transaction contemplated hereby.

                  5.6 Material Misstatements or Omissions. No representations or warranties by Buyer in this Agreement, or in any document, exhibit, statement, certificate, document or schedule furnished to Seller pursuant to this Agreement, or in connection with the transaction contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or intentionally omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

                                   ARTICLE 6
                           COVENANTS PRIOR TO CLOSING

                  Seller and the Corporation on the one hand, and Buyer on the other hand, each covenant with the other as follows:

                  6.1 Conduct of Business Prior to Closing. The Corporation shall continue to carry on the Business in the ordinary course and substantially in accordance with past practice and will not take any action inconsistent therewith or with the consummation of the transactions contemplated by this Agreement. The Corporation shall inform Buyer of any material changes in the Business.

                  6.2 Investigation by Buyer. Buyer and each Representative of Buyer shall conduct a due diligence review with respect to the Corporation and the Business after the Closing. In connection with such due diligence review, Seller shall, upon reasonable prior notice, (i) cooperate with Buyer and each Representative of Buyer and (ii) provide all information, and all documents and other tangible items containing or relating to such information, reasonably requested by Buyer, any Representative of Buyer or any financial institution, relating to the Business and the Corporation.

                  6.3 Consents and Best Efforts. As soon as practicable, Buyer, Seller and the Corporation, as applicable, will commence all reasonable action required hereunder to obtain all consents, approvals and agreements of, and to give all notices and make all filings with, any Person as may be necessary to authorize, approve or permit the full and complete sale, conveyance, assignment or transfer of the Shares, free and clear of any Encumbrances, by a date early enough to allow the sale hereunder to be consummated by the Closing Date. Buyer, Seller and the Corporation agree to use commercially reasonable best efforts to satisfy all conditions precedent to their respective obligations to consummate the transactions contemplated by this Agreement.

                  6.4 Certain Prohibited Transactions. During the period beginning on the date of this Agreement and ending on the Closing Date, the Corporation and the Seller shall not:

                  (a) except in the ordinary course of business, mortgage, pledge or otherwise encumber or sell, transfer or otherwise dispose of any of the Tangible Personal Property other than as contemplated by this Agreement;

                  (b) enter into or terminate any material contract or agreement, or make any material change in any of its material contracts or agreements relating to or otherwise affecting the Tangible Personal Property or the Business, other than in the ordinary course of business and consistent with past practice or as contemplated by this Agreement; or

                  (c) do any other act which would cause any representation or warranty of the Corporation or Seller in this Agreement to be or become untrue in any material respect.

                  6.5 Non-Compete Agreement. On the Closing Date, Buyer and Seller shall enter into a non-compete agreement substantially in the form of Exhibit C (the "Non-Compete Agreement").

                  6.6 Stock Option Agreement. On the Closing Date, Seller and Buyer shall enter into a stock option agreement substantially in the form of Exhibit D (the "Stock Option Agreement").

                  6.7 Intangible Property. On or prior to the Closing Date, the Corporation will cooperate with Buyer to enable Buyer to obtain and use on and after the Closing Date the telephone numbers used in the Business.

                  6.8 Preclosing Transactions. The parties agree that the following actions shall be taken prior to Closing:

                           (a) Seller shall cause D&D Enterprises to transfer
                  title to certain assets of D&D Enterprises to the Corporation. The specific assets, and their collective value, are listed on a Bill of Sale from D&D Enterprises to the Corporation dated January 2, 1997, a copy of which is to be delivered to Buyer at Closing.

                           (b) The Corporation shall terminate all of its real
                  estate leases with Seller, entities in which Seller is a shareholder, member or partner, William P. Coleman and/or entities in which William P. Coleman is a shareholder or member, and the Buyer shall enter into new leases with such entities for a period of 120 days on comparable terms and conditions as the existing leases. Attached as Schedule 6.8(b) is a list of such leases.

                           (c) The Corporation shall bring current and cure any
                  defaults relating to all real estate leases that are presently in default. The Corporation or Seller may use the proceeds from the Closing to make such payments, in which case such payments shall deemed to be Liabilities for purposes of this Agreement.

                           (d) Seller shall cause the assets used by the
                  Corporation in the operation of "Consumer Repair" to be conveyed to a newly-formed entity in which Seller is a shareholder. Such conveyance shall be by means of a Bill of Sale. In addition, Seller shall cause the Corporation to assign to such newly-formed entity certain leases for office equipment used in the operation of "Consumer Repair." The specific leases to be assigned are listed on a Lease Assignment, dated January 2, 1997, a copy of which will be delivered at Closing.

                           (e) The Corporation and Buyer shall review the
                  vehicle leases remaining after the Closing and determine whether any lease assignments are necessary. If so, Seller shall cause all leases for all vehicles used by the Corporation in connection with the Business to be assigned to the Corporation.

                           (f) The Corporation shall assign the insurance
                  policy on Seller to Seller or a person or entity designated by Seller. The parties agree that execution of the assignment forms may occur after Closing and that each party shall take such actions as are necessary to complete the assignment.

                           (g) The Corporation shall convey the assets, and
                  assign the leases, relating to the Centrex telephone system at the Corporation's headquarters, to the newly-formed entity referenced in Section 6(d).

                           (h) The Corporation and William Coleman, or an
                  entity controlled by William Coleman, shall execute mutual releases relating to their interest in leases for locations at 3938 South Westnedge Avenue, Kalamazoo, Michigan; 562 East Emmett Street, Battle Creek, Michigan; and 5519 East Cork Street, Kalamazoo, Michigan. A copy of such Release shall be delivered at Closing or as soon thereafter as reasonably possible.

The foregoing actions are herein referred to as the "Preclosing Transactions."

                                   ARTICLE 7
                       CONDITIONS TO SELLER'S OBLIGATIONS

                  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, in the discretion of Seller, to the satisfaction, on or prior to the Closing

Date, of each of the following conditions (any of which may, in Seller's absolute and sole discretion, be waived in whole or in part in writing):

                  7.1 Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, and Buyer shall have performed all agreements and covenants required hereby to be performed by it prior to or at the Closing Date.

                  7.2 Consents. All consents, approvals and waivers necessary to permit Seller to transfer the Shares to Buyer as contemplated hereby shall have been obtained, unless the failure to obtain any such consent, approval or waiver would not have a material adverse effect upon Seller.

                  7.3 No Proceedings. No Proceeding by any Person shall have been instituted or threatened which questions the validity or legality of the transaction contemplated hereby and which could reasonably be expected to affect materially the right or ability of Seller to transfer the Shares to Buyer.

                  7.4 Certificates. Buyer will furnish Seller with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article 7 as may be reasonably requested by Seller.

                  7.5 Corporate Documents. Seller shall have received from Buyer (i) resolutions adopted by the board of directors of Buyer approving this Agreement and the transactions contemplated hereby and (ii) a list of the officers of Buyer executing this Agreement and any agreement contemplated by this Agreement, certified by the Secretary or an Assistant Secretary of Buyer.

                  7.6 Other Agreements. Concurrently with the Closing, Buyer shall have executed and delivered to Seller the Non-Compete Agreement and the Stock Option Agreement; and the Preclosing Transactions shall have been completed.

                  7.7 Payments. Buyer shall have, concurrently with the Closing, paid the Purchase Price, the Bank Payoff and certain Liabilities.

                                   ARTICLE 8
                       CONDITIONS TO BUYER'S OBLIGATIONS

                  The obligations of Buyer to consummate the transaction provided for hereby are subject, in the discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which may, in Buyer's absolute and sole discretion, be waived in whole or in part in writing):

                  8.1 Representations, Warranties and Covenants. All representations and warranties of Seller and the Corporation contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, and Seller and the Corporation shall have performed all agreements and covenants required hereby to be performed by each of them prior to or at the Closing Date.

                  8.2 Consents. All consents, approvals and waivers necessary to permit Seller to transfer the Shares to Buyer as contemplated hereby shall have been obtained, except for consents which in the aggregate if not obtained would not have any material adverse affect on the Business.

                  8.3 No Proceedings. No Proceeding by any Person shall have been instituted or threatened which questions the validity or legality of the transaction contemplated hereby and which could reasonably be expected to affect materially the right or ability of Buyer to own or operate the Business after the Closing.

                  8.4 Certificates. Seller and the Corporation will furnish Buyer with such certificates to evidence compliance with the conditions set forth in this Article 8 as may be reasonably requested by Buyer.

                  8.5 Releases. All security interests and liens on the Corporation's assets shall have been terminated and released or Seller shall have provided Buyer with assurances that such releases will be obtained as soon as practicable after Closing, such assurances to be acceptable to Buyer in Buyer's sole discretion.

                  8.6 No Interruption or Adverse Change. Prior to or at the time of Closing, (i) no interruption or suspension of a material volume of the Business as now conducted shall have occurred or been threatened and (ii) no adverse change in the Business shall have occurred or been threatened.

                  8.7 Corporate Documents. Buyer shall have received from Seller and the Corporation (i) resolutions adopted by the board of directors and shareholders of the Corporation approving this Agreement and the transactions contemplated hereby and (ii) a list of the officers of the Corporation executing this Agreement and each agreement contemplated by this Agreement, certified by the Secretary or Assistant Secretary of the Corporation.

                  8.8 Other Agreements. At or before the Closing, Seller shall have executed and delivered to Buyer the Non-Compete Agreement and the Stock Option Agreement; and the Preclosing Transactions shall have been completed.

                                   ARTICLE 9
                                INDEMNIFICATION

                  9.1 Survival of Representations, Warranties and Covenants. The representations and warranties of Seller and the Corporation, and of Buyer, contained in this Agreement shall, without regard to any investigation made by any of the parties hereto, survive the Closing Date until January 2, 1999; provided, however, that the representations and warranties made in Section 4.6 (Title) shall survive the Closing indefinitely. The covenants and agreements of Seller, the Corporation and Buyer contained in this Agreement shall survive the Closing Date until they have been fully satisfied or otherwise discharged.

                  9.2 Indemnifications.

                  (a) By Seller. Seller shall indemnify, save and hold harmless Buyer (before and after the Closing) and the Corporation (after the Closing only) from, against and in respect of the following (individually a "Loss" and collectively "Losses"):

                      (i) any and all loss, liability, deficiency or damage suffered or incurred by Buyer by reason of any untrue representation, breach of warranty or nonfulfillment of any covenant or agreement by Seller or the Corporation in this Agreement or in any agreement, instrument or other writing delivered to Buyer by Seller or the Corporation pursuant to or in connection with this Agreement;

                      (ii) any claim against the Corporation or Buyer for (x) a finder's fee, investment banker's fee, or brokerage or other commission or (y) for legal expenses, in each case by any Person for services alleged to have been rendered at the instance of the Corporation or Seller with respect to this Agreement or the transaction contemplated by this Agreement;

                      (iii) any and all loss, liability, deficiency or damage suffered or incurred by Buyer or the Corporation relating to any claim, suit, litigation or proceeding with respect to events occurring prior to the Closing Date which is not fully reserved for on the Corporation's Financial Statements, except to the extent fully covered by insurance;

                      (iv) any liabilities and obligations for taxes which are or shall be incurred with respect to the operation of the Corporation on or prior to the Closing Date which shall not have been fully reserved or accrued for on the Corporation's Financial Statements;

                      (v) any and all loss, liability, deficiency or damage suffered or incurred by Buyer or the Corporation in connection with any employee plan with respect to the operation of the Corporation on or prior to the Closing Date which is not fully reserved for on the Corporation's Financial Statements;

                      (vi) any and all loss, liability, deficiency or damage suffered or incurred by Buyer or the Corporation caused by or arising out of the generation, treatment, handling, storage or disposal of Hazardous Substances or noncompliance with any Environmental Laws prior to the Closing Date regardless of whether or not the matter or matters giving rise to any such Losses were disclosed to Buyer in Schedule 4.19 or known by the Seller at the date of this Agreement; and

                      (vii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, (including, but not limited to, legal fees and expenses) incident to any of the foregoing or incurred in enforcing this Agreement or any agreement provided for in this Agreement.

Buyer must deliver notice to Seller of any claim by Buyer for indemnification under clauses (i), (iv) or (v) of this Paragraph (a) prior to January 2, 1999 and under clauses (ii), (iii), (vi) and (vii) prior to the expiration of the applicable statute of limitations, except for indemnification under clause
(iii) relating to any tort liability, in which case Buyer must notify Seller prior to January 2, 2000; otherwise, any such claim shall be barred and is waived by Buyer hereunder.

                  (b) By Buyer. Buyer shall indemnify and save and hold harmless Seller from, against and in respect of the following (individually, a "Loss" and, collectively, "Losses"):

                      (i) any and all loss, liability, deficiency or damage suffered or incurred by Seller, resulting from any untrue representation, breach of warranty or nonfulfillment of any covenant or agreement by Buyer (including failure to deliver the Purchase Price) contained in this Agreement or in any agreement, instrument or other writing delivered to Seller pursuant to or in connection with this Agreement;

                      (ii) any claim against Seller for a finder's fee, investment banker's fee, or brokerage or other commission by any Person for services alleged to have been rendered at the instance of Buyer with respect to this Agreement or the transaction contemplated by this Agreement;

                      (iii) any and all loss, liability, deficiency or damage suffered or incurred by Seller relating to any claim, suit, litigation or proceeding relating to the Corporation or the Business with respect to the operation of the Business or events occurring after the Closing Date; and

                      (iv) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, (including, but not limited to, legal fees and expenses) incident to any of the foregoing or incurred in enforcing this Agreement or any agreement provided for in this Agreement.

Seller must deliver notice to Buyer of any claim by Seller against Buyer for indemnification under clause (i) of this Paragraph (b) prior to January 2, 1999 and under clauses (ii), (iii) and (iv) of this Paragraph (b) prior to the expiration of the applicable statute of limitations. Otherwise, any such claim shall be barred and is waived by Seller hereunder.

                  (c) Notification of Claims. In the event that any party entitled to indemnification pursuant to this Agreement (the "Indemnified Party") proposes to make any claim for such indemnification, the Indemnified Party shall deliver to the indemnifying party (the "Indemnifying Party"), which delivery with respect to the Losses arising from breaches of representations and warranties shall be on or prior to the date upon which the applicable representations and warranties expire pursuant to Section 9.1 hereof, a signed certificate, which certificate shall (i) state that Losses have been incurred or that a claim has been made for which Losses may be incurred, (ii) specify the sections of this Agreement under which such claim is made and (iii) specify in reasonable detail each individual item of Loss or other claim including the amount thereof and the date such Loss was incurred. In addition, each Indemnified Party shall give notice to the Indemnifying Party within ten (10) days of its receipt of service of any suit or proceeding which pertains to a matter for which indemnification may be sought; provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder if the Indemnifying Party has not been prejudiced thereby.

                  (d) Defense of Third Party Claims and Extension of Statute of Limitations. Any Indemnified Party shall in good faith cooperate and assist the Indemnifying Party in defending against any claims or asserted claims with respect to which the Indemnified Party seeks indemnification under this Agreement. If requested by the Indemnifying Party, the Indemnified Party shall join in any action, litigation, arbitration or proceeding, provided that the Indemnifying Party shall pay the costs of the Indemnified Party, including reasonable attorney's fees, caused by such joinder. The Indemnified Party shall not settle or compromise any claim or asserted claim, nor agree to extend any statute of limitations applicable to any claim or asserted claim, which the Indemnified Party seeks indemnification under this Agreement, without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. Any right of participation of the Indemnifying Party shall be subject, as a condition precedent, to such party's acknowledging to the Indemnified Party, in writing, the obligation of the Indemnifying Party to indemnify the other party hereto in accordance with the terms of this Agreement. Upon such acknowledgement, the Indemnified Party will provide the Indemnifying Party will all reasonably available information, assistance, and authority to enable the Indemnifying Party to jointly participate in such defense or settlement, and upon the Indemnifying Party's payment of any amounts due with respect to such Proceeding, the Indemnified Party will, to the extent of such payment, assign or cause to be assigned to the Indemnifying Party the claims of the Indemnified Party, if any, against such third parties with respect to which such payment is made.

                                   ARTICLE 10
                          COVENANTS AFTER THE CLOSING

                  10.1 Books and Records. For a period of seven (7) years following the Closing Date, Buyer shall afford to Seller and its representatives, during normal business hours, reasonable access to the books, records and other data of Seller in the possession of Buyer with respect to the period prior to the Closing Date to the extent that such access may be reasonably required by Seller to facilitate (i) the preparation by Seller of tax returns as they may be required to file with respect to their operation of the Business prior to Closing or in connection with any audit, amended return, claim for refund or any proceeding with respect thereto, (ii) the investigation, litigation and final disposition of any claims which may have been or may be made against Seller in connection with their operation of the Business prior to Closing, (iii) the payment of any indemnity under this Agreement or (iv) any other reasonable purpose. At any time after the Closing Date, Buyer may dispose of, alter or destroy any such books, records and other data upon giving sixty (60) days' prior notice to Seller to permit Seller, at his expense, to examine, duplicate or repossess such books, records and other data. For a period of seven (7) years following the Closing Date, Seller shall afford to Buyer and its representatives, during normal business hours, reasonable access to the books, records and other data of Seller which Seller retains after the Closing Date. At any time after the Closing Date, Seller may dispose of, alter or destroy any such books, records and other data upon giving sixty (60) days' prior written notice to Buyer to permit it, at its expense, to examine, duplicate or possess such books, records and other data.

                  10.2 Further Assurances. Both before and after the Closing Date, each party will cooperate in good faith with the other and will take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder.

                                   ARTICLE 11
                                 MISCELLANEOUS

                  11.1 Termination. This Agreement may be terminated upon ten
(10) days prior written notice at any time prior to Closing without liability of any party or any other party:

                           (i)    by mutual written consent of Buyer and Seller;

                           (ii) by Buyer, if Closing has not occurred on or before January 3, 1997 as a result of the nonfulfillment of any of the conditions to Buyer's obligation to perform contained in
                                  Article 8 of this Agreement after written notice of such nonfulfillment and reasonable opportunity to cure; or

                           (iii) by Seller if Closing has not occurred on or before January 3, 1997 as a result of the nonfulfillment of any of the conditions to Seller's obligation to perform contained in
                                    Article 7 of this Agreement after written notice of such nonfulfillment and reasonable opportunity to cure.

This Agreement may also be terminated by Seller on the one hand, or Buyer, on the other hand, upon ten (10) days prior written notice if a non-terminating party has breached any material covenant to be performed by it pursuant to this Agreement. Termination of this Agreement shall not affect in any way the continuing obligations of the parties hereto pursuant to Section 11.7 hereof relating to expenses.

                  11.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Seller or the Corporation on the one hand, or Buyer on the other hand, without the prior written consent of the other parties. No assignment of this Agreement by Buyer shall relieve Buyer of any of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of Seller, the Corporation and Buyer and their respective successors and assigns, and no other Person shall have any right or obligation under this Agreement.

                  11.3 Notices. Unless otherwise provided in this Agreement, any notice, request, instruction or other document to be given hereunder by either party to the other shall be in writing and delivered personally or mailed by certified mail, postage prepaid, return receipt requested, or by telecopy, with a confirmation via one of the preceding methods, as follows:

                  If to Seller or the Corporation, addressed to:

                           David Coleman
                           3706 Northview
                           Kalamazoo, Michigan 49004
                           Telephone: (616) 349-2912

                  With a copy to:

                           Miller, Johnson, Snell & Cummiskey, PLC
                           Attn: J. Patrick Lennon, Esq.
                           426 W. Michigan Avenue
                           Kalamazoo, Michigan  49007
                           Telephone: (616) 343-0282
                           Telecopy: (616) 226-2951

                  If to Buyer, addressed to:

                           Rent-Way, Inc.
                           Attn: Ronald D. DeMoss,
                                 Vice President and General Counsel
                           3230 West Lake Road
                           Erie, Pennsylvania 16505
                           Telephone: (814) 836-0618
                           Telecopy: (814) 835-6865

                  and to:

                           Hodgson, Russ, Andrews, Woods & Goodyear, LLP
                           Attn: Robert B. Fleming, Jr., Esq.
                                 Paul J. Vallone, Esq.
                           1800 One M&T Plaza
                           Buffalo, NY 14203-2391
                           Telephone: (716) 856-4000
                           Telecopy: (716) 849-0349

and be effective (i) if given by hand delivery, when left at the address of the addressee as above provided, (ii) if given by mail, on the third business day after such communication is deposited in the mail, addressed as above provided, and (iii) if given by telecopy, when telecopied to the number above provided, except that notices of a change of address shall not be effective until received; or to such other place and with such other copies as either party may designate as to itself by written notice to the other party.

                  11.4 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Michigan (without reference to the choice of law provisions of Michigan law) except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity was incorporated shall govern.

                  11.5 Entire Agreement; Amendments and Waivers. This Agreement, together with all Exhibits and Schedules hereto, constitutes the entire agreement between Seller, the Corporation and Buyer pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of Seller, the Corporation and Buyer. In addition, this Agreement shall not supersede the terms of a previously executed Confidentiality Agreement between Seller and Buyer. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in such writing.

                  11.6 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any party may execute this Agreement by facsimile signature and the other party shall be entitled to rely on such facsimile signature as evidence that this Agreement has been duly executed by such party. Any party executing this Agreement by facsimile signature shall immediately forward to the other party an original signature page by overnight mail.

                  11.7 Expenses. Except as otherwise specified in this Agreement, the Corporation shall pay its own and the Seller shall pay his own, and Buyer shall pay its own, legal, accounting and other expenses incident to the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby.

                  11.8 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

                  11.9 Titles. The titles, captions or headings of the articles and sections of this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                  11.10 Publicity. Neither Seller nor the Corporation shall issue any press release or make any public statement regarding the transaction contemplated hereby prior to the Closing Date, without the prior approval of Buyer, except as may be required by applicable law, in which case the party required to issue such press release or make such public statement will consult with the other party prior to issuing such press release or making such public statement.

                  11.11 Use of Name. Seller shall not use the name "Coleman" or any form or derivative of the name "Coleman" in connection with any rental or rental-purchase business. With Buyer's written permission, which Buyer may give in its sole discretion, Seller may use the name "Coleman" or any form or derivative of the name "Coleman" in connection with a business unrelated and not competitive with the rental or rental-purchase business.

                  11.12 Rebate. Seller shall be entitled to receive and collect any rebate which may be forthcoming to the Corporation from The Rental Industry Buying Group and the Buyer and the Corporation, by execution of this Agreement, release any rights they may have to receive such rebate.

                  11.13 1996 Tax Returns. Seller shall file all 1996 tax returns required to be filed in connection with the operation of the Corporation prior to the Closing with the exception of personal property returns for the assessment date of December 31, 1996 which shall be filed by the Buyer. Such 1996 tax returns shall be subject to the approval of Buyer's Chief Financial Officer. Any Alternative Minimum Tax deposits made in connection with the December 31, 1996 Federal Form 1120 will be returned to Seller once utilized by the Buyer.

                  IN WITNESS WHEREOF, the Corporation and Buyer have caused this Agreement to be duly executed on their respective behalf by their respective duly authorized officers, and the Seller has executed this Agreement, as of the day and year indicated at the beginning of this Agreement. Any individual signing on behalf of a corporation represents and warrants that he has power and authority to bind the corporation.

                                       RENT-WAY, INC.

                                       By: /s/ William E. Morgenstern
                                           William E. Morgenstern
                                           President and Chief Executive Officer

                                       BILL COLEMAN TV, INC.

                                       By: /s/ David Coleman
                                           David Coleman
                                           President

                                       /s/ David Coleman
                                       David Coleman

                                   SCHEDULES

                  Schedule                           Description
                  --------                           -----------
                  Schedule 1.1(af)                   Store Locations
                  Schedule 4.1                       Organization
                  Schedule 4.4                       Consents and Approvals
                  Schedule 4.5                       Customers
                  Schedule 4.7                       Capitalization
                  Schedule 4.8                       Corporate Records
                  Schedule 4.9                       Financial Statements
                  Schedule 4.10                      Real Property
                  Schedule 4.11                      Tangible Personal Property
                  Schedule 4.12                      Intangible Property
                  Schedule 4.13                      Compliance with Laws
                  Schedule 4.14                      Litigation
                  Schedule 4.15                      Tax Matters
                  Schedule 4.17                      Employees
                  Schedule 4.19                      Environmental Matters
                  Schedule 4.20                      Accounts Receivable
                  Schedule 4.21                      Suppliers
                  Schedule 4.22                      Bank Accounts


                  Exhibit                            Description
                  -------                            -----------
                    A                                Payment of Purchase Price
                    B                                Escrow Agreement
                    C                                Non-Compete Agreement
                    D                                Stock Option Agreement

                                   EXHIBIT A

                           PAYMENT OF PURCHASE PRICE

1. The Purchase Price (as adjusted pursuant to Sections 2.2 and 2.3 of the Agreement) shall be paid by wire transfer to Seller at the Closing.

2. In addition to the Purchase Price, Buyer shall grant to Seller an option to purchase 25,000 shares of the Buyer's common stock at a price of $8.875 per share as further described in the Stock Option Agreement.

3. The Purchase Price shall be increased by a maximum of $35,000 for new purchases of Rental Merchandise by the Corporation before the Closing Date. The exact amount of such increase shall be determined at Closing based upon invoices provided from the Corporation to the Buyer evidencing such purchases.